Exhibit 10.22

February 19, 2008

David Carberry

1519 Brookfield Road

Yardley, PA 19067

Dear David:

Aldagen, Inc. (the “Company”) is pleased to offer you the position of Chief Financial Officer, at a monthly salary of $17,916.67 (equal to an annual salary of $215,000). Your net compensation will be less all applicable deductions, withholding taxes, and other amounts required by federal and state laws. All payments to you shall be treated as separate to the fullest extent allowed by law. Your starting date with the Company will be March 3, 2008 or such date as you and the Company mutually agree, subject to your agreement to the terms and conditions contained in this letter agreement and your execution of the Company’s standard Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, a copy of which is enclosed with this letter agreement (the “Proprietary Information Agreement”).

You will be eligible to enroll in the employee benefit plans and programs maintained by the Company for the benefit of the Company’s employees in accordance with the terms of such plans and programs provided that you meet the eligibility requirements of such plans or programs. The Company reserves the right to modify, amend or terminate any such plans and programs it adopts at any time in its discretion and may decide not to provide some or all of these benefits.

In connection with the commencement of your employment and subject to (i) approval of the Board of Directors of the Company (the “Board”) following the closing of the Series C-1 financing of the Company and (ii) your continued employment by the Company on the date of grant, you will also receive an incentive stock option entitling you to purchase up to 400,000 shares of common stock of the Company (the “Common Stock”) at an exercise price that is intended to be not less than the fair market value of the underlying Common Stock on the date of grant as determined by the Board. Twenty-five percent of the option shares will vest after the completion of six full months of employment with the Company, an additional twelve and one-half percent of the option shares will vest after the completion of one full year of employment with the Company and the balance of the option shares will vest at the rate of 2.084% per month. The option agreement will have a maximum term of 10 years. The terms and conditions, including vesting, for such stock option will be set forth in a stock option agreement in a form acceptable to the Company.

You will be eligible to receive an annual bonus of up to twenty-five percent (25%) of your annual based salary, which the Board may award in its discretion based upon the

David Carberry

Company’s performance and your achievement of certain annual performance criteria. Any bonus will be paid on or before March 15th of the calendar year following the calendar year in which the bonus was earned.

You will be entitled to twenty (20) days of vacation annually, with six and 67/100 (6.67) hours accruing per pay period completed with the Company. If your employment terminates for any reason whatsoever, you will not be entitled to receive any cash payment for unused vacation accrued to the date of your termination except in accordance with the terms of the Employee Handbook.

The Company will reimburse you for all reasonable and necessary travel expenses and other disbursements actually incurred by you, for or on behalf of the Company, in the performance of your duties during your employment. As with other employees, you will be required to comply with the Company’s policies for reimbursement or advancement of expenses that are then in effect.

As you are aware, your employment by the Company will be for full-time employment and you will be required to devote, during regular business hours, all your working time to the business of the Company and not to engage in any other business or private services to any other business either as an employee, officer, director, agent, contractor or consultant, except with the express written consent of the Company. You will hold in a fiduciary capacity for the benefit of the Company all information with respect to the Company’s finances, sales, profits, and other proprietary and confidential information acquired by you during your employment. In furtherance of this condition of your employment, we would kindly request that you sign the enclosed Proprietary Information Agreement.

By your signature below, you represent and warrant to the Company that you: (i) are not subject to any employment, non-competition or other similar agreement that would prevent or interfere with the Company’s employment of you on the terms set forth herein; and (ii) have not brought and will not bring with you to the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to you prior to your employment with the Company, unless you have obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

This letter agreement is not intended to, nor does it, create any employment contract for any specified term or duration between you and the Company. Your employment with the Company is terminable by you or the Company at any time with or without cause or notice. By accepting employment with the Company, you acknowledge that no contrary representation has been made to you. The Company requests you to provide two (2) weeks notice prior to terminating your employment with the Company.

Upon the termination of your employment with the Company and prior to your departure from the Company, you agree to submit to an exit interview for the purposes of reviewing this letter agreement, the enclosed Proprietary Information Agreement and the trade secrets of the Company, and surrendering to the Company all proprietary or confidential information and articles belonging to the Company.

If the foregoing accurately sets forth our agreement, we would appreciate your returning to us the duplicate of this letter agreement and the Proprietary Information Agreement, duly signed and dated in the spaces provided, whereupon this letter agreement and the Proprietary Information Agreement will become binding upon you and the Company. This offer is valid through February 29, 2008.

Finally, it is with great pleasure that I welcome you to Aldagen and wish you every success in your position. The Company is delighted with the prospect of your joining our team.

Aldagen, Inc.

By:	/s/ W. Thomas Amick
Thomas Amick, Chief Executive Officer

I have read, understand, and agree to all of the above and hereby accept the Company’s offer of employment on the above terms and conditions. I understand that my employment with the Company is considered “at will” meaning that either the Company or I may terminate this employment relationship at any time for any reason without cause or notice. I further understand and agree that my employment is contingent upon my execution of the Proprietary Information Agreement.

/s/ David Carberry	2/19/2008
Employee Signature	Date
Printed Name: David Carberry

Enclosure